UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 27, 2008

Claire's Stores, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Florida	001-008899	59-0940416
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3 S.W. 129th Avenue, Pembroke Pines, Florida		33027
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	954-433-3900

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 27, 2008, Claire's Stores, Inc. (the "Company") and Lisa LaFosse, the Company's former President of North America, entered into a Separation and Settlement Agreement (the "Agreement") with respect to the termination of her employment. The Agreement incorporated the severance terms included in a Change in Control Termination Protection Agreement (the "TPA") entered into between Ms. LaFosse and the Company prior to the sale of the Company to Apollo Management VI, L.P., together with certain affiliated co-investment partnerships, in May 2007. Pursuant to the terms of the Agreement, Ms. LaFosse will receive the following severance payments: (i) an amount equal to two (2) times her annual base salary, (ii) an amount equal to two (2) times her target bonus (as the term is defined in the TPA), and (iii) an amount equal to such target bonus, prorated for the time for which she was employed during the fiscal year of her termination. The aggregate cash severance amount payable to Ms. LaFosse pursuant to clauses (i) through (iii) is approximately $1,992,000 million. The Agreement also contains non-compete and non-solicitation covenants for a period of twenty-four (24) months following her termination date, as well as medical coverage benefits for a period of up to twenty-four (24) months.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Claire's Stores, Inc.

July 2, 2008	By:	/s/ Rebecca R. Orand

Name: Rebecca R. Orand
Title: Senior Vice President and General Counsel